CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 16, 2010, relating to the financial statements and financial highlights of Franklin Money Fund and The Money Market Portfolio which appear in the June 30, 2010 Annual Report to Shareholders of Franklin Templeton Money Fund Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

August 26, 2010